Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

ANNOUNCES FISCAL 2004 THIRD QUARTER RESULTS

RECEIVES NOTICE FROM NASDAQ LISTING QUALIFICATIONS STAFF

NEW CASTLE, DE, August 16, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) today announced financial results for its third fiscal quarter ended June 30, 2004.

THIRD QUARTER 2004 RESULTS

Sales for the third quarter of fiscal 2004 of $69.2 million were $2.2 million, or 3%, higher compared with the third quarter of fiscal 2003.  The 3% increase in sales was driven by a 9% increase in unit volume, which was offset by a 5% decrease in average selling price. The decline in average selling price reflects a significant increase in the volume of lower price films, which was in part caused by the company’s inventory reduction initiatives.

Gross profit for the third quarter of $7.5 million was $4.8 million, or 39%, lower than the third quarter of fiscal 2003.  Gross margin of 10.8% in the third fiscal quarter of 2004 was 7.5 percentage points lower as compared to gross margin of 18.3% during the same period in fiscal 2003.  The decline in gross margin resulted principally from the impact of lower average selling prices, as indicated above, and substantially higher raw material cost.

Selling, general and administrative expenses were $5.1 million, or 7.4% of sales, for the third quarter of fiscal 2004 compared with $4.6 million, or 6.9% of sales, for the same period in fiscal 2003.

Research and development expense was $1.7 million, or 2.5 percent of sales, for the third quarter of fiscal 2004, compared with $1.5 million, or 2.2 percent of sales, for the same period in fiscal 2003.

Restructuring expenses of $0.7 million incurred in the third quarter of fiscal 2004 were comprised primarily of professional fees paid in conjunction with the recapitalization of the Company’s senior notes.  A goodwill impairment charge of $9.9 million was also recognized in the third quarter of fiscal 2004.

Interest expense of $8.7 million in the third fiscal quarter of 2004 was $1.3 million higher than the third quarter of fiscal 2003.  This is due to a higher average debt balance and lower capitalized interest.

The net loss for the third quarter of fiscal 2004 was $18.6 million, or $1.45 per share, compared with a net loss of $1.3 million, or $.10 per share, for the third quarter of fiscal 2003.

The effective income tax rate for the third quarter of fiscal 2004 and the third quarter of fiscal 2003 was zero.

For the three months ended June 30, 2004, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $7.5 million compared with EBITDA of $12.0 million for the third quarter of fiscal 2003.

NINE MONTHS 2004 RESULTS

Sales for the first nine months of fiscal 2004 of $197.1 million were $7.9 million, or 4%, higher compared with the first nine months of fiscal 2003.  The 4% increase in sales was driven by a 7% increase in unit volume, which was offset by a 3% decrease in average selling price.  The decline in average selling price principally reflects a significant increase in the volume of lower price films, which was in part caused by the company’s inventory reduction initiatives.

Gross profit for the first nine months of $27.0 million was $10.2 million, or 27%, lower than the first nine months of fiscal 2003. Gross margin of 13.7% in the first nine months of 2004 was 5.9 percentage points lower as compared to gross margin of 19.6% during the same period in fiscal 2003. The decline in gross margin resulted principally from the impact of lower average selling prices, as indicated above, and substantially higher raw material cost.

Selling, general and administrative expenses were $16.4 million, or 8.3% of sales, for the first nine months of fiscal 2004 compared with $16.9, or 8.9% of sales, for the same period in fiscal 2003.

Research and development expense was $5.1 million, or 2.6% of sales, for the first nine months of fiscal 2004, compared with $5.4 million, or 2.9% of sales, for the same period in fiscal 2003.

Restructuring expenses of $0.7 million incurred in the third quarter of fiscal 2004 were comprised primarily of professional fees paid in conjunction with the recapitalization of the Company’s senior notes.  A goodwill impairment charge of $9.9 million was also recognized in the third quarter of fiscal 2004.

Interest expense of $27.8 million in the first nine months of fiscal 2004 was $5.3 million higher than the first nine months of fiscal 2003.  This increase reflects approximately $2.2 million of nonrecurring expenses, principally the write-off of deferred financing charges associated with the Company’s prior credit facility, which was refinanced with GE Capital Finance on October 3, 2003.  The remaining increase of $3.1 million is due to a higher average debt balance and lower capitalized interest.

The net loss for the first nine months of fiscal 2004 was $32.9 million, or $2.56 per share, compared with a net loss of $7.6 million, or $.60 per share, for the same period of fiscal 2003.

The effective income tax rate for the first nine months of fiscal 2004 and the first nine months of fiscal 2003 was zero.

For the nine months ended June 30, 2004, the Company generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $25.9 million compared with EBITDA of $32.2 million for the same period of fiscal 2003.

BALANCE SHEET, CASH FLOW AND LIQUIDITY

The Company used $15.5 million of cash in the first nine months. This was principally due to a $10.7 million increase in accounts receivable as a result of the significant increase in sales during the period, and a $5.0 million increase in inventories.  Finished goods and raw materials inventories increased by $4.1 million and $0.9 million, respectively, due primarily to increased resin costs.  The unit volume of finished goods inventories were reduced by approximately 2 million pounds, or 3%, during the first nine months.

During the third quarter, finished goods were reduced by approximately 3 million pounds. However, this reduction in unit volume was largely offset by an increase in the average cost of finished goods, due primarily to increased raw material costs.  Additionally, raw material inventories decreased by approximately $2.6 million, due to a reduction in the volume of polymer inventories offset, in part, by higher resin costs.  As a result, total inventories were reduced by approximately $3.1 million during the quarter.

As previously announced, the Company amended its credit facility with GE Commercial Finance on March 23, 2004.  This amendment increased the Company’s revolving line of credit by $10 million to $60 million, and reduced the EBITDA covenant through the third quarter of fiscal 2005.

On June 16, 2004, the Company announced that it had lowered its earnings expectations for the second half of it its fiscal year 2004.  The lower earnings expectations were due primarily to a lower than expected volume of shipments and an unexpected significant increase in the cost of polypropylene resin, the Company’s primary raw material. While recent price increases have offset a portion of these additional costs, market demand has not been sufficient to enable all of the cost increases to be passed on to the Company’s customers.  GE Capital Finance agreed to an amendment to the credit facility on June 30, 2004, to among other things, restate the Company’s minimum EBITDA covenant for the third fiscal quarter 2004 from approximately $35.0 million to $30.0 million.  GE Capital Finance subsequently agreed to another amendment to the credit facility on July 30, 2004 to, among other things, waive any event of default with respect to the non-payment of interest on its senior notes through September 1, 2004, which date may be extended by the lenders.

At June 30, 2004, the Company had borrowings of $41.3 million pursuant to its revolving line of credit.  Unused availability under this revolving credit facility at the end of the third fiscal quarter 2004 was approximately $7.0 million.  Net debt (total debt less cash) at June 30, 2004 was $358.8 million, representing 99% of total capitalization.

FUTURE OPERATIONS

As previously announced, the Company has reached an agreement in principle with six bondholders holding over 70% in aggregate outstanding principal amount of the Company’s 10¾% senior notes to recapitalize the senior notes. Pursuant to the agreement in principle, the Company will not pay the interest on the senior notes that became due on July 1, 2004. The recapitalization will be accomplished through a prepackaged chapter 11 plan of reorganization and is expected to be completed within the timetable set out in the Company’s press release of July 30th.

Additionally, the Company received notice from the NASDAQ Listing Qualifications Staff that the Company’s common stock has not maintained a minimum market value of publicly held shares (“MVPHS”) of $5.0 million as required for continued inclusion under Marketplace Rule 4450(e)(1).  If the Company cannot demonstrate compliance with the minimum market value rule or meet certain other requirements on or before November 11, 2004, the NASDAQ Listing Qualifications Staff will provide written notice that the Company’s common stock will be delisted. The Company may apply to transfer its securities to The NASDAQ SmallCap Market. To transfer, the Company must satisfy the continued inclusion requirements for that market.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2004	June 30, 2003

Sales	$69,247	$67,012
Cost of sales	61,738	54,750

Gross profit	7,509	12,262

Operating expenses:
Selling, general and administrative	5,095	4,601
Research and development	1,749	1,477
Restructuring expenses	695	—
Goodwill impairment	9,874	—
Total operating expenses	17,413	6,078

Operating profit (loss)	(9,904)	6,184

Non operating expenses:
Interest expense, net	8,741	7,445

Loss before income taxes	$(18,645)	$(1,261)

Income tax expense (benefit)	—	—
Net loss	$(18,645)	(1,261)

Loss per common share	$(1.45)	$(0.10)

Average common shares outstanding	12,833	12,833

EBITDA (Net Loss Reconciliation)
Net loss	$(18,645)	$(1,261)
Interest expense, net	8,741	7,445
Income tax (benefit)	—	—
Depreciation and amortization	7,295	6,140
Restructuring expenses	695	—
Goodwill impairment	9,874	—
Less amortization included in interest expense	(503)	(421)
Other	(1)	114
EBITDA	$7,456	$12,017

EBITDA (Operating Cash Flow Reconciliation)
Net cash from operating activities	$4,246	$7,756
Interest expense, net	8,741	7,445
Changes in assets and liabilities, net of assets acquired and divested	(5,573)	(3,965)
Other non-cash adjustments	(150)	1,087
Amortization included in interest expense	(503)	(421)
Restructuring expenses	695	—
Other	—	115
EBITDA	$7,456	$12,017

	Nine Months Ended
	June 30, 2004	June 30, 2003

Sales	$197,100	$189,223
Cost of sales	170,145	152,061

Gross profit	26,955	37,162

Operating expenses:
Selling, general and administrative	16,369	16,912
Research and development	5,131	5,442
Restructuring expenses	695	—
Goodwill impairment	9,874	—
Total operating expenses	32,069	22,354

Operating profit (loss)	(5,114)	14,808

Non operating expenses:
Interest expense, net	27,784	22,439

Loss before income taxes	$(32,898)	$(7,631)

Income tax expense (benefit)	—	—
Net loss	$(32,898)	(7,631)

Loss per common share	$(2.56)	$(0.60)

Average common shares outstanding	12,833	12,718

EBITDA (Net Loss Reconciliation)
Net loss	$(32,898)	$(7,631)
Interest expense, net	27,784	22,439
Income tax (benefit)	—	—
Depreciation and amortization	21,845	18,483
Restructuring expenses	695
Goodwill impairment	9,874
Less amortization included in interest expense	(1,459)	(1,206)
Other	19	95
EBITDA	$25,860	$32,180

EBITDA (Operating Cash Flow Reconciliation)
Net cash from operating activities	$(15,518)	$(9,454)
Interest expense, net	27,784	22,439
Changes in assets and liabilities, net of assets acquired and divested	14,665	17,044
Other non-cash adjustments	(326)	3,262
Amortization included in interest expense	(1,459)	(1,206)
Restructuring expenses	695
Other	19	95
EBITDA	$25,860	$32,180

APPLIED EXTRUSION TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30, 2004	September 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$268	$2,835
Accounts receivable, net of allowance for doubtful accounts of $1,421 at June 30, 2004 and $1,864 at September 30, 2003	43,672	33,407
Inventory	57,531	52,517
Prepaid expenses and other current assets	3,307	2,995
Total current assets	104,778	91,754

Property, plant and equipment, net	283,379	281,384
Goodwill	—	9,874
Other intangible assets	10,403	10,505
Other assets	1,524	14,178
Total assets	$400,084	$407,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Senior notes	$272,101	$
Current portion of long-term debt	45,313	—
Revolving debt	41,337	28,670
Accounts payable	9,048	9,485
Accrued interest	15,518	7,544
Accrued expenses and other current liabilities	12,339	18,008
Total current liabilities	395,656	63,707

Long-term debt	—	271,790
Long-term liabilities	1,708	18,339
Deferred gain on sale-leaseback transactions	—	19,502

Stockholders’ equity:
Preferred stock	—	—
Common stock	130	130
Additional paid-in-capital	103,317	103,204
Accumulated deficit	(106,640)	(73,742)
Accumulated comprehensive income	7,960	7,018
	4,767	36,610
Treasury stock	(2,047)	(2,253)
Total stockholders’ equity	2,720	34,357
Total liabilities and stockholders’ equity	$400,084	$407,695

APPLIED EXTRUSION TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	June 30, 2004	June 30, 2003

OPERATING ACTIVITIES:
Net loss	$(32,898)	$(7,631)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	450	450
Depreciation and amortization	21,845	18,483
Amortization of sale-leaseback gains	(69)	(3,712)
Stock compensation	113	—
Gain on sale of assets	(168)	—
Goodwill impairment	9,874
Changes in assets and liabilities:
Accounts receivable	(10,663)	1,424
Inventory	(4,931)	(19,182)
Prepaid expenses and other current assets	13,224	(236)
Accounts payable and accrued expenses	1,958	333
Other	(14,253)	617
Net cash from operating activities	(15,518)	(9,454)

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(5,946)	(13,495)
Proceeds from sale of property, plant, and equipment	203	2,110
Repurchase of leased assets	(36,961)	—
Net cash from investing activities	(42,704)	(11,385)

FINANCING ACTIVITIES:
Borrowings (Repayments) under line of credit agreement, net	12,667	4,662
Debt Issuance costs	(2,345)	(899)
Principal payment on term loan	(4,688)	—
Proceeds from Term Loan	50,000	—
Net cash from financing activities	55,634	3,763

Effect of exchange rate changes on cash	21	75
Decrease in cash and cash equivalents, net	(2,567)	(17,001)
Cash and cash equivalents, beginning	2,835	17,558
Cash and cash equivalents, ending	$268	$557